Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus, constituting a part of this Registration Statement on Form S-1, of our report dated March 23, 2021 relating to the financial statements of Horizon Acquisition Corporation III, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, NY

March 23, 2021